UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2023

CAPSTONE GREEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

16640 Stagg Street,
Van Nuys, California	91406
(Address of principal executive offices)	(Zip Code)

(818) 734-5300

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $.001 per share	CGRN	NASDAQ Capital Market
Series B Junior Participating Preferred Stock Purchase Rights

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 6, 2023 (the “Effective Date”), Capstone Green Energy Corporation (the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”) to the Amended and Restated Note Purchase Agreement dated October 1, 2020 (the “A&R Note Purchase Agreement”) among the Company, certain subsidiaries of the Company, Goldman Sachs Specialty Lending Group, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.), as collateral agent (“Goldman” or the “Collateral Agent”) and the purchaser party thereto (the “Purchaser”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the A&R Note Purchase Agreement, as amended by the Fourth Amendment.

The Fourth Amendment provides for (i) the waiver by the Purchaser and the Collateral Agent of the Company’s breach of the minimum Consolidated Liquidity covenant contained in the A&R Note Purchase Agreement, the failure to make the interest payment for the most recently ended quarter and certain other breaches specified therein; (ii) the extension of the maturity of the $50 million aggregate principal amount of notes (the “Notes”) outstanding pursuant to the A&R Note Purchase Agreement from October 1, 2023 to September 1, 2024; (iii) an amendment fee payable by the Company at maturity equal to 1.00% of the principal balance of the Notes on the Effective Date; (iv) a due date for the next interest payment on the date that is 30 days from the Effective Date, which interest payment was originally due on July 3, 2023; (v) following the Company’s entry into a Transaction Support Agreement (as defined below), the payment-in-kind of the quarterly interest payments that are due following the next the interest payment; (vi) a new minimum Consolidated Liquidity covenant requirement of $4.0 million, commencing on July 14, 2023, which amount will increase to $4.5 million on August 16, 2023 and to $6.0 million on August 31, 2023; (vii) the replacement of the Adjusted LIBO Rate with a Term SOFR interest rate benchmark; (viii) the ability for Goldman to either (A) force a conversion of the interest rate benchmark to Base Rate or (B) impose default interest during an Event of Default; (ix) the right for one designated Goldman board observer to attend the meetings of the Company’s Board of Directors (and committees thereof) in a non-voting capacity, subject to certain customary exceptions; and (x) the amendment to certain provisions of the A&R Note Purchase Agreement, including to add a number of new covenants.  Those new covenants include requirements that the Company (i) enter into a transaction support agreement with one or more lenders in form and substance mutually satisfactory to Goldman and the Company (the “Transaction Support Agreement”) within 30 days of the Effective Date; (ii) subject to necessary stockholder approvals, execute and deliver, or reach agreement on substantially final versions of, the definitive documentation with respect of the transactions specified in the Transaction Support Agreement (which the Company understands may contemplate one or more transaction structures, which may include a structure or structures involving bankruptcy proceedings, but the proposed form of which has not yet been provided to the Company) in form and substance satisfactory to the Collateral Agent within 45 days after the Effective Date; (iii) close the transactions specified by the Transaction Support Agreement by September 15, 2023; and (iv) provide a Section 382 analysis (i.e., an analysis relating to the potential limitation of the use of the Company’s net operating loss carryforwards due to ownership changes, which loss carryforwards the Company understands may be potentially valuable in one or more transaction structures) to Goldman on a quarterly basis. The Fourth Amendment also imposes restrictions on the Company’s ability to (i) pay professional fees for the next 30 days in excess of $2,000,000 in the aggregate; (ii) make certain other cash disbursements in excess of thresholds set forth in the Fourth Amendment; and (iii) amend existing, or enter into new, employment agreements or pay or incur any bonus or severance payment.

The foregoing description of the Fourth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Fourth Amendment, which is filed herewith as Exhibit 4.1 and is incorporated by reference herein.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Agreement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1

Fourth Amendment to Amended and Restated Note Purchase Agreement, dated as of July 6, 2023, by and among the Company, certain subsidiaries of the Company, Goldman Sachs Specialty Lending Group, L.P. and the Purchaser party thereto.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE GREEN ENERGY CORPORATION

Date: July 7, 2023	By:	/s/ Darren R. Jamison
Name: Darren R. Jamison
Title: President and Chief Executive Officer